PROMISSORY NOTE

$5,150,000.00                                           Dated: February 22, 1999

         For value received, Sunrise International Leasing Corporation, a Delaware corporation (the "Borrower") promises to pay to the order of National City Bank of Minneapolis (the "Bank"), at its offices in Minneapolis, Minnesota, in lawful money of the United States of America, the principal amount of Five Million One Hundred Fifty Thousand and no/100 Dollars ($5,150,000.00) together with interest on any and all principal amounts remaining unpaid hereon from the date of this Note until said principal amounts are fully paid at a fluctuating annual rate equal to the rate of interest established by the Bank from time to time as its base rate (the "Base Rate"). Each change in the fluctuating interest rate shall take effect simultaneously with the corresponding change in the Base Rate.

         Principal and interest shall be paid in monthly installments on the last day of each month, starting on the last day of the first full month after the date hereof and ending on the last day of the 48th full month after the date hereof. Each monthly installment shall be equal to the aggregate amount of all payments due during that month under each Eligible Equipment Lease then included in the Borrowing Base for this Note under the Loan Agreement; provided, however, that the last such installment shall be in the amount necessary to repay in full the unpaid principal amount hereof together with all accrued but unpaid interest. Each installment shall be applied first to interest then due and then to principal. The monthly installment due under this Note shall be calculated each month without regard to whether the Borrower actually receives all payments due under each Eligible Equipment Lease during that month.

         This Note is one of the Notes referred to in, and is entitled to the benefits of, the Discretionary Revolving Credit Agreement dated as of February 22, 1999 (the "Loan Agreement") between the Borrower and the Bank, which Loan Agreement, among other things, contains provisions for the acceleration of the maturity of this Note upon the happening of certain stated events, for an increase to the interest rate upon the happening of certain stated events, and also for mandatory and voluntary prepayments of the principal amount due under this Note upon stated terms and conditions.


                                      Sunrise International Leasing Corporation



                                      By /s/ Jeffrey G. Jacobson
                                           Its Executive Vice President